Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219185

Prospectus Supplement dated April 30, 2018

(To Prospectus dated July 6, 2017)

10,000,000 SHARES

ONEOK, Inc.

Common Stock, par value $0.01 per share, offered in connection with our

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

This is a prospectus supplement (“Prospectus Supplement”) to the prospectus dated July 6, 2017 (the “Prospectus”), related to our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

Wells Fargo Shareowner Services (“WFSS”), a division of Wells Fargo Bank, N.A. (“Wells Fargo”), was appointed as the plan administrator of the Plan (the “Plan Administrator”). On February 1, 2018, Wells Fargo announced that it had completed the sale of WFSS to Equiniti Group plc. In connection with such sale of WFSS, the Plan Administrator appointment for the Plan has been transferred from WFSS to Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”). Accordingly, EQ now serves as Plan Administrator. Further, the broker purchasing and selling shares of Common Stock under the Plan no longer includes an affiliate of the Plan Administrator. All sections set forth in the Prospectus, including the addresses and telephone numbers for the Plan Administrator, remain unchanged except that all references to “Wells Fargo,” “Wells Fargo Shareowner Services,” “WFSS” or “Plan Administrator” now refer to “Equiniti Trust Company d/b/a EQ Shareowner Services” or “EQ” and any references to an “affiliated broker” should be read to be a “broker.”

Unless expressly defined herein, all terms in this Prospectus Supplement have the same meanings as in the Prospectus.

This Prospectus Supplement constitutes part of the Prospectus and must accompany the Prospectus.